Exhibit 1(d)

ARTICLES OF AMENDMENT

OF

THE ZWEIG TOTAL RETURN FUND, INC.

The Zweig Total Return Fund, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that the Corporation’s Charter, as heretofore amended and supplemented is hereby further amended in the manner set forth below.

FIRST: The Charter of the Corporation is amended to provide for a reverse split (the “Reverse Split”) of the outstanding shares of the Corporation’s Common Stock, par value $0.001 per share, with the effect that immediately upon the effectiveness of these Articles at the time provided for in Article THIRD hereof, (the “Effective Time”), every four shares of such outstanding Common Stock that were issued and outstanding immediately before the Effective Time shall, automatically and without any action on the part of the holders thereof, be combined into one issued and outstanding share of Common Stock, par value $0.004 per share, and that no fractional shares of Common Stock will be or remain issued to any stockholder who, after giving effect to the Reverse Split, would otherwise have owned any fraction of a share of Common Stock and each such stockholder shall be entitled to receive, in lieu of such fractional shares, cash in an amount equal to the relevant percentage of the amount received per share upon the sale in one or more open market transactions of the aggregate of all such fractional shares; provided, however, that in the case of stockholders participating in the Corporation’s Dividend Reinvestment Plan at the Effective Time, fractional share interests arising from the Reverse Split will be issued as fractional shares and credited to the accounts of such participants in the Dividend Reinvestment Plan.

SECOND: The amendment to the Charter of the Corporation as set forth in Article FIRST, above, has been duly approved by a majority of the Board of Directors of the Corporation as required by the Maryland General Corporation Law (the “MGCL”). Pursuant to 2-309(0(2) of the MGCL, no stockholder approval was required.

THIRD: These Articles of Amendment to the Charter of the Corporation shall become effective at 12:01 a.m. Baltimore time on June 27, 2012.

IN WITNESS WHEREOF, The Zweig Total Return Fund, Inc. has caused these presents to be signed in its name and on its behalf by its Vice President and attested by its Secretary this 26th day of June, 2012.

The undersigned Vice President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that, to the best of his knowledge, information and belief, the matters and acts set forth herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under the penalties of perjury.

ATTEST:	THE ZWEIG TOTAL RETURN FUND, INC.

/s/ Kevin J. Carr	By:	/s/ W. Patrick Bradley
Kevin J. Carr		W. Patrick Bradley
Secretary		Vice President

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